Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617-570-1000

January 4, 2023

Myomo, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-268705) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of the offering by Myomo, Inc., a Delaware corporation (the “Company”) of up to (i) 10,589,141 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share, and (ii) warrants (the “Prefunded Warrants) to purchase up to 10,589,141 shares of Common Stock (the “Prefunded Warrant Shares,” and collectively with the Shares, the Prefunded Warrants and the Prefunded Warrant Shares, the “Securities”). The Securities are being sold pursuant to a Securities Purchase Agreement (the “Agreement”) between the Company and certain investors identified on the signature pages thereto.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions in numbered paragraphs 1 and 3 set forth below are limited to the Delaware General Corporation Law and the opinions in numbered paragraph 2, as to the Prefunded Warrants constituting valid and binding obligations of the Company, are limited to the law of New York.

Based on the foregoing, we are of the opinion that:

(1) The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

(2) The Prefunded Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be valid and binding obligations of the Company.

(3) The Prefunded Warrant Shares, have been duly authorized, and when and if issued upon exercise of the Prefunded Warrants in accordance with the terms of the Prefunded Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 2 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP